Exhibit 99.4

CONSENT LETTER

30th June, 2025

MEDI Group Limited

Unit 15-16, 22/F., CEO Tower

77 Wing Hong Street

Cheung Sha Wan

Kowloon, Hong Kong

Subject: Consent to share MnM Report with SEC office

Ladies and Gentlemen,

We understand that MEDI Group Limited (the “Company”) is required to share with the United States Securities and Exchange Commission (the “SEC”) certain MnM report on beauty aesthetics.

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports pertaining to beauty aesthetics (collectively, the “Report”), and any subsequent amendments to the Report, as well as the citation of our Report, (i) in any written correspondence with the SEC, (ii) in any other future filings with the SEC by the Company.

DISCLAIMER: THE REPORTS INCLUDE OPINIONS AND OBSERVATIONS BASED ON THE RESEARCH AND STUDY OF RELEVANT DATA. WHILE THESE MAY BE USED BY THE COMPANY TO ASSIST IT IN DEVELOPING ITS BUSINESS STRATEGIES, THE COMPANY SHOULD NOT RELY ON THEM SOLELY TO MAKE (OR REFRAIN FROM MAKING) ANY BUSINESS DECISION. ANY SUCH DECISION IS THE COMPANY’S SOLE RESPONSIBILITY. ACCORDINGLY, WE EXCLUDES ANY AND ALL LIABILITY FOR ANY LOSS OF ANY NATURE SUFFERED BY THE COMPANY, ITS AFFILIATES, OR CUSTOMER OF THE COMPANY, OR ANY EXTERNAL USER TO WHOM THEY ARE DISCLOSED, AS A DIRECT OR INDIRECT RESULT OF ITS USE OF ANY OF THE REPORT OR OF MAKING ANY BUSINESS DECISION, OR REFRAINING FROM MAKING ANY SUCH DECISION, BASED WHOLLY OR PARTLY ON THE REPORT.

Yours faithfully,

For and on behalf of

MARKETSANDMARKETS RESEARCH PRIVATE LIMITED

/s/ ANUP GARG
Name:	Mr. ANUP GARG
Title:	Co-Founder & Vice President